                                                                    EXHIBIT 99.1

NEWS RELEASE                                                     [WILLIAMS LOGO]




NYSE: WMB

--------------------------------------------------------------------------------

DATE:             April 25, 2002


CONTACT:          Jim Gipson                       Jay Henderson                      Richard George
                  Williams (media relations)       Williams (investor relations)      Williams (investor relations)
                  (918) 573-2111                   (918) 573-3879                     (918) 573-3679
                  jim.gipson@williams.com          jay.henderson@williams.com         richard.george@williams.com

WILLIAMS ANNOUNCES 1Q '02 RECURRING EARNINGS OF 51 CENTS PER SHARE

 Energy-Asset Businesses Post Improved Performances; Balance Sheet Significantly
                                  Strengthened

         TULSA, Okla. -- Led by improved performance of its exploration & production, midstream, gas pipeline and other energy infrastructure businesses, Williams (NYSE:WMB) today announced unaudited recurring first-quarter 2002 earnings of 51 cents per share vs. a restated 77 cents per share during the same period last year. The company on March 8 said it expected a range of from 40 to 45 cents per share.

         Williams reported first-quarter 2002 net income of $107.7 million, compared with $199.2 million for the same period a year ago. Income from continuing operations includes a $232 million pre-tax charge to reduce the carrying value of certain receivables from Williams Communications Group (WCGRQ). The first-quarter 2002 loss from discontinued operations of $15.5 million represents the after-tax results of operations from and the loss on the sale of the Kern River pipeline, which was sold on March 27. The first-quarter of 2001 loss from discontinued operations includes both Kern River and WCGRQ.

         Earnings on a diluted basis for the first quarter of 2002 were 7 cents per share, which includes the effect of a 13 cent-per-share, non-cash reduction from the accounting for a beneficial conversion feature included in a preferred stock offering that was completed during the first quarter. This compares with 41 cents per share for the first quarter of 2001. Accompanying this release are a reconciliation of income from continuing operations to recurring earnings, an unaudited consolidated statement of income and related notes for the first quarter of 2002.

         "It's rewarding to post improved segment profit from our asset-based energy businesses during the same time frame that we also made significant accomplishments in strengthening our balance sheet," said Steve Malcolm, president and CEO of Williams. "This is a great start to a new base year from which we plan to deliver at least 15 percent annual earnings growth.

         "This quarter's operating results demonstrate how well a balanced suite of assets can perform in energy market conditions that are significantly different than at this time last year," said Malcolm, who will lead a conference call to discuss earnings at 9 a.m. Eastern today. "We are confident that the performance of all our businesses, combined with our ongoing effort to expand productive capacity while improving our financial strength and flexibility, will allow us to deliver 2002 recurring earnings in the range of $2.15 to $2.30 per share."

         In addition to turning in solid financial performance, Williams has:

o Completed transactions involving two pipelines and sold non-core production property and gathering assets, realizing more than $2 billion in cash and debt reduction while concurrently reducing the need for capital spending.

o Issued $1.1 billion in publicly traded equity-linked securities and $1.5 billion in a 144-A private debt offering.

o    Trimmed 2002 planned capital spending of $4 billion by nearly half.

o Eliminated nearly all of the so-called "triggers" from its major on- and off-balance sheet financial structures, including the successful resolution of more than $2 billion in liabilities related to WCGR.

         "These and other actions clearly demonstrate that over the first few months of this year we have acted decisively to achieve significant improvements in our balance-sheet," Malcolm said.

         Following is a summary of Williams' major business groups:

         ENERGY MARKETING & TRADING, which provides energy commodities marketing and trading and price-risk management services, reported first-quarter 2002 segment profit of $281.1 million vs. $484.5 million for the same period last year.

         Segment profit declined primarily due to lower earnings from proprietary natural gas and power trading activities, reflecting the successful hedging of first-quarter 2001 positions at significantly higher spark spreads. Partially offsetting were significantly favorable origination activities in petroleum products. The natural gas and power trading decline includes the favorable recognition of approximately $42 million from cash collected for prior-period power sales in Western markets.

         GAS PIPELINE, which provides natural gas transportation and storage services through systems that span the United States, reported first-quarter 2002 segment profit of $190.2 million vs. $176.7 million on a restated basis for the same period last year.

         The improvement was due to higher equity earnings from new projects, primarily comprised of interest capitalized on internally generated funds per Federal Energy Regulatory Commission guidelines, and the benefits of new transportation rates on the Transco system.

         ENERGY SERVICES, which provides a wide range of energy products and services, reported first-quarter 2002 segment profit of $233.9 million, compared with $117.1 million during the same period last year.

         Results of the major business segments within Energy Services are:

         Exploration & Production, which includes natural gas exploration, development and production in basins within the Rocky Mountain, San Juan and Mid-continent areas, reported first-quarter 2002 segment profit of $105.7 million vs. $54.2 million on a restated basis for the same period last year.

         The improvement primarily was due to increased natural gas production volumes, reflecting a strategy of low-risk development drilling with a focus on tight-sand and coal-seam areas, and a $3.9 million gain on the previously announced sale of production properties. Production volumes sold increased 202 percent during the first quarter of 2002 over the same period of 2001. A major portion of the increases can be attributed to the acquisition of Barrett Resources in the third quarter of last year.

         Midstream Gas & Liquids, which provides gathering, processing, natural gas liquids transportation, fractionation and storage services, reported first-quarter 2002 segment profit of $69.4 million compared with $37.8 million for the same period of last year.

         Segment profit improved primarily due to average liquids margins that were 4 cents per gallon higher than the same period a year ago, reflecting more favorable processing economics. Also contributing to the increase were higher transportation revenues. The improvement was partially offset by processing rates and volumes that were lower than the same period a year ago.

         Petroleum Services, which includes refining, retail petroleum, bio-energy and olefins production, reported first-quarter 2002 segment profit of $31.9 million vs. $14.7 million on a restated basis for the same period a year ago.

         The improvement primarily is due to the absence of a $11.2 million write-down that was recognized in the first quarter of last year and improved operating results in retail petroleum and bio-energy. While slightly less profitable than the year-ago period, Williams' refining operations remained solidly profitable.

         Williams Energy Partners (NYSE:WEG), which now includes segment profit associated with a large petroleum products pipeline and terminal system acquired from Williams' petroleum services unit earlier this month, reported first-quarter segment profit of $26.9 million vs. $22.8 million on a restated basis for the same period last year. The increase primarily was due to lower operating expenses associated with the acquired pipeline system.

           Also included in Energy Services' results is an International unit. It reported a nominal segment profit for the first quarter of 2002 vs. segment loss of $11 million for the same period last year.

Today's earnings conference call, which will be audiocast on www.williams,com, will begin at 9 a.m. Eastern. To participate by telephone, please call beginning at 8:50 a.m. (800) 818-5264, or for international callers dial (913) 981-4910.
Request the "Williams analyst conference call." Replay will be available through May 1. For replay, domestic callers should dial (888) 203-1112. International callers should dial (719) 457-0820. The passcode is 532909.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to innovative, reliable energy products and services. Williams information is available at www.williams.com.

                                       ###


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

                                                                 [WILLIAMS LOGO]

FINANCIAL HIGHLIGHTS
(UNAUDITED)


                                                      Three months ended
                                                           March 31,
                                                  ----------------------------
(Millions, except per-share amounts)                  2002            2001*
                                                  ------------    ------------
Revenues                                          $    2,184.8    $    3,057.7
Income from continuing operations                 $      123.2    $      366.9
Loss from discontinued operations                 $      (15.5)   $     (167.7)
Net income                                        $      107.7    $      199.2
Basic earnings per common share:
  Income from continuing operations               $        .10    $        .77
  Loss from discontinued operations               $       (.03)   $       (.35)
  Net income                                      $        .07    $        .42
  Average shares (thousands)                           519,224         479,090
Diluted earnings per common share:
  Income from continuing operations               $        .10    $        .76
  Loss from discontinued operations               $       (.03)   $       (.35)
  Net income                                      $        .07    $        .41
  Average shares (thousands)                           521,240         483,310
Shares outstanding at March 31 (thousands)             516,216         484,128

----------

* Amounts have been restated as described in Note 1 of Notes to Consolidated Statement of Income.



                                                              FIRST QUARTER 2002

                                                                 [WILLIAMS LOGO]

CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)



                                                                                      Three months ended
                                                                                          March 31,
                                                                                   ------------------------
                           (Millions, except per-share amounts)                       2002          2001*
                                                                                   ----------    ----------
REVENUES                   Energy Marketing & Trading                              $    353.7    $    657.0
                           Gas Pipeline                                                 423.8         422.0
                           Energy Services                                            1,736.8       2,203.2
                           Other                                                         15.9          18.5
                           Intercompany eliminations                                   (345.4)       (243.0)
                                                                                   ----------    ----------
                             Total revenues                                           2,184.8       3,057.7
                                                                                   ----------    ----------


SEGMENT                    Costs and operating expenses                               1,305.2       2,037.7
COSTS AND                  Selling, general and administrative expenses                 196.5         224.5
EXPENSES                   Other (income) expense - net                                  (1.9)         10.1
                                                                                   ----------    ----------
                             Total segment costs and expenses                         1,499.8       2,272.3
                                                                                   ----------    ----------
                           General corporate expenses                                    38.2          29.4
                                                                                   ----------    ----------
OPERATING                  Energy Marketing & Trading                                   271.0         481.9
INCOME                     Gas Pipeline                                                 170.7         168.6
                           Energy Services                                              241.7         130.1
                           Other                                                          1.6           4.8
                           General corporate expenses                                   (38.2)        (29.4)
                                                                                   ----------    ----------
                             Total operating income                                     646.8         756.0
                                                                                   ----------    ----------
                           Interest accrued                                            (217.4)       (180.0)
                           Interest capitalized                                           5.7           9.7
                           Investing income (loss):
                             Estimated loss on realization of amounts due from
                               Williams Communications Group, Inc.                     (232.0)           --
                             Other                                                       16.1          34.0
                           Preferred returns and minority interest in income
                             of consolidated subsidiaries                               (15.2)        (25.3)
                           Other income - net                                             6.3           5.4
                                                                                   ----------    ----------
                           Income from continuing operations before income taxes        210.3         599.8
                           Provision for income taxes                                   (87.1)       (232.9)
                                                                                   ----------    ----------
                           Income from continuing operations                            123.2         366.9
                           Loss from discontinued operations                            (15.5)       (167.7)
                                                                                   ----------    ----------
                           Net income                                                   107.7         199.2
                           Preferred stock dividends                                    (69.7)           --
                                                                                   ----------    ----------
                           Income applicable to common stock                       $     38.0    $    199.2
                                                                                   ==========    ==========
EARNINGS                   Basic earnings per common share:
PER SHARE                    Income from continuing operations                     $      .10    $      .77
                             Loss from discontinued operations                           (.03)         (.35)
                                                                                   ----------    ----------
                             Net income                                            $      .07    $      .42
                                                                                   ==========    ==========
                           Diluted earnings per common share:
                             Income from continuing operations                     $      .10    $      .76
                             Loss from discontinued operations                           (.03)         (.35)
                                                                                   ----------    ----------
                             Net income                                            $      .07    $      .41
                                                                                   ==========    ==========

----------

* Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Statement of Income.

See accompanying notes.



                                                              FIRST QUARTER 2002

                                                                 [WILLIAMS LOGO]

NOTES TO CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)


1.   BASIS OF PRESENTATION

     On March 27, 2002, Williams completed the sale of one of its Gas Pipeline's segments, Kern River Gas Transmission (Kern River) to MidAmerican Energy Holdings Company (MEHC). Accordingly, the results of operations for Kern River have been reflected in the Consolidated Statement of Income as discontinued operations. Unless indicated otherwise, the information in the Notes to Consolidated Statement of Income relates to the continuing operations of Williams (see Note 4).

     On April 11, 2002, Williams Energy Partners acquired Williams Pipe Line, an operation within Petroleum Services. Accordingly, Williams Pipe Line's results of operations have been transferred from the Petroleum Services segment to the Williams Energy Partners segment.

     Prior year segment amounts have been restated to reflect the above mentioned changes.

     Certain other amounts in the Consolidated Statement of Income for 2001 have been reclassified to conform to the current classifications.

2.   SEGMENT REVENUES AND PROFIT

     Segment revenues and profit (loss) for the three months ended March 31, 2002 and 2001, are as follows:

                                         Three months ended March 31,
                                    Revenues           Segment Profit (Loss)
                              --------------------     ---------------------
(millions)                      2002        2001*        2002         2001*
                              --------    --------     --------     --------
Energy Marketing & Trading    $  367.8    $  657.0     $  281.1     $  484.5
                              --------    --------     --------     --------
Gas Pipeline                     423.8       422.0        190.2        176.7
                              --------    --------     --------     --------
Energy Services:
  Exploration & Production       225.9       140.6        105.7         54.2
  International                   47.8        23.2           --        (11.0)
  Midstream Gas & Liquids        422.5       605.3         69.4         37.8
  Petroleum Services             948.5     1,336.5         31.9         14.7
  Williams Energy Partners        92.1        97.6         26.9         22.8
  Merger-related costs and
   non-compete amortization         --          --           --         (1.4)
                              --------    --------     --------     --------
  Total Energy Services        1,736.8     2,203.2        233.9        117.1
                              --------    --------     --------     --------
Other                             15.9        18.5          1.4          4.8
Intercompany eliminations       (359.5)     (243.0)          --           --
                              --------    --------     --------     --------
Total Segments                $2,184.8    $3,057.7     $  706.6     $  783.1
                              ========    ========     ========     ========

----------

*    Certain amounts have been restated or reclassified as described in Note 1.



                                                              FIRST QUARTER 2002

                                                                 [WILLIAMS LOGO]

(UNAUDITED)


2.   SEGMENT REVENUES AND PROFIT (continued)

     The following tables reflect the reconciliation of revenues and operating income as reported in the Consolidated Statement of Income to segment revenues and segment profit (loss).

                              Three months ended March 31, 2002      Three months ended March 31, 2001*
                             ------------------------------------    ----------------------------------
                                         Intercompany                          Intercompany
                                           Interest       Segment                Interest     Segment
(millions)                   Revenues     Rate Swaps     Revenues    Revenues   Rate Swaps    Revenues
----------                   --------    ------------    --------    --------  ------------   --------
Energy Marketing & Trading   $  353.7      $   14.1      $  367.8    $  657.0  $       --     $  657.0
Gas Pipeline                    423.8            --         423.8       422.0          --        422.0
Energy Services               1,736.8            --       1,736.8     2,203.2          --      2,203.2
Other                            15.9            --          15.9        18.5          --         18.5
Intercompany eliminations      (345.4)        (14.1)       (359.5)     (243.0)         --       (243.0)
                             --------      --------      --------    --------    --------     --------
Total Segments               $2,184.8      $     --      $2,184.8    $3,057.7    $     --     $3,057.7
                             --------      --------      --------    --------    --------     --------


                                     Three months ended March 31, 2002                    Three months ended March 31, 2001*
                             --------------------------------------------------   --------------------------------------------------
                             Operating     Equity      Intercompany    Segment    Operating     Equity      Intercompany    Segment
                              Income      Earnings       Interest      Profit      Income      Earnings       Interest      Profit
(millions)                    (Loss)      (Losses)      Rate Swaps     (Loss)      (Loss)      (Losses)      Rate Swaps     (Loss)
----------                   ---------    ---------    ------------   ---------   ---------    ---------    ------------   ---------
Energy Marketing & Trading   $   271.0    $    (4.0)   $       14.1   $   281.1   $   481.9    $     2.6    $         --   $   484.5
Gas Pipeline                     170.7         19.5              --       190.2       168.6          8.1              --       176.7
Energy Services                  241.7         (7.8)             --       233.9       130.1        (13.0)             --       117.1
Other                              1.6          (.2)             --         1.4         4.8           --              --         4.8
                             ---------    ---------    ------------   ---------   ---------    ---------    ------------   ---------
Total Segments                   685.0    $     7.5    $       14.1   $   706.6       785.4    $    (2.3)   $         --   $   783.1
                             ---------    ---------    ------------   ---------   ---------    ---------    ------------   ---------
General corporate expenses       (38.2)                                               (29.4)
                             ---------                                            ---------
Total operating income       $   646.8                                            $   756.0
                             =========                                            =========

*    Certain amounts have been restated as described in Note 1.

     Segment profit (loss) includes equity earnings (losses) and certain income
(loss) from investments which are reported in investing income in the Consolidated Statement of Income. Equity earnings (losses) are from investments accounted for under the equity method. Income (loss) from investments results from the management of investments in certain equity instruments. For the three months ended March 31, 2002 and 2001, there was no income (loss) from investments which meet the definition for inclusion in segment profit.

     In first-quarter 2002, Williams began managing its interest rate risk on an enterprise basis. The more significant of these risks relate to its energy risk management and trading portfolio and debt instruments. To facilitate the management of the risk, entities within Williams may enter into intercompany derivative instruments (usually swaps) with the corporate parent. On a consolidated basis, the level, term and nature of derivative instruments entered into with external parties are determined. Energy Marketing & Trading has entered into intercompany interest rate swaps with the corporate parent, the effect of which is included in Energy Marketing & Trading's segment revenues and segment profit as shown in the reconciliation above.



                                                              FIRST QUARTER 2002

                                                                 [WILLIAMS LOGO]

(UNAUDITED)

3.   INVESTING INCOME (LOSS)

Estimated loss on realization of amounts due from Williams Communications Group, Inc.

     In first-quarter 2002, Williams recorded in continuing operations an additional pretax charge of $232 million from its assessment of the recoverability of certain receivables from Williams Communications Group, Inc.
(WCG). These receivables represent Williams' claims as a result of performing on $2.2 billion of guarantees and payment obligations plus amounts due related to a deferred payment for services.

     Subsequent to the filing of its 2001 Form 10-K on March 6, 2002, Williams has been a participant in negotiations with WCG, the WCG banks and other unsecured creditors as a part of reviewing restructuring alternatives for WCG. On April 22, 2002, WCG filed for bankruptcy protection under Chapter 11 of the
U. S. Bankruptcy Code. As a result of these negotiations and WCG's bankruptcy filing, Williams has performed an analysis of its estimated recovery of its receivables from WCG utilizing a methodology consistent with that described in Williams' 2001 Form 10-K. In addition, Williams has also modified certain assumptions and cash flow projections in this analysis to reflect management's best estimate of the ultimate recovery of its receivables taking into consideration the overall market conditions of the telecommunications industry, WCG's individual performance, and the nature of the proposed restructuring included in WCG's bankruptcy filing.

     At March 31, 2002, Williams has approximately $2.5 billion of receivables from WCG, of which $2.1 billion have been estimated to be unrecoverable at this time. The remaining net receivable of $380 million includes a minimum lease payment receivable of $154 million related to WCG's headquarters building and other assets.

     Williams is not able at this time to predict its ultimate actual recoveries nor the form of consideration that it may receive from WCG's restructuring under bankruptcy. Numerous factors will affect any recovery, including WCG's future performance, challenges to Williams' claims which may be raised in the bankruptcy proceeding, negotiations among WCG's banks, its unsecured creditors and Williams, and the resolution of any related claims, issues or challenges that may be raised in the bankruptcy proceedings.

  Other

     Other investing income for the three months ended March 31, 2002 and 2001, is as follows:

                             Three months ended
                                 March 31,
                            -------------------
(millions)                    2002       2001
----------                  --------   --------

Equity earnings (losses)*   $    7.5   $   (2.3)
Interest income and other        8.6       36.3
                            --------   --------
Total                       $   16.1   $   34.0
                            --------   --------

*    Item also included in segment profit.

4.   DISCONTINUED OPERATIONS

Kern River

     On March 27, 2002, Williams completed the sale of its Kern River pipeline for $450 million in cash and the assumption by the purchaser of $510 million in debt. As part of the agreement, $32.5 million of the purchase price is contingent upon Kern River receiving a certificate from the Federal Energy Regulatory Commission to construct and operate a future expansion. This amount has not yet been recognized in the loss on sale computation. This certificate is expected to be received during third-quarter 2002. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the results of operations for Kern River have been reflected in the Consolidated Statement of Income as discontinued operations.

Williams Communications Group, Inc.

     On March 30, 2001, Williams' board of directors approved a tax-free spinoff of WCG to Williams' shareholders. Williams distributed 398.5 million shares, or approximately 95 percent of the WCG common stock held by Williams on April 23, 2001. In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the results of operations for WCG have been reflected in the Consolidated Statement of Income as discontinued operations.


                                                              FIRST QUARTER 2002

                                                                 [WILLIAMS LOGO]

NOTES TO CONSOLIDATED STATEMENT OF INCOME (CONCLUDED)
(UNAUDITED)

4.   DISCONTINUED OPERATIONS (continued)

     Summarized results of discontinued operations for the three months ended March 31, 2002 and 2001, are as follows:

                                                Three months ended
                                                    March 31,
                                               --------------------
(millions)                                       2002        2001
----------                                     --------    --------
Kern River:
   Income from operations before
    income taxes                               $   13.5    $   18.1
   Loss on sale of Kern River                     (38.1)         --
   (Provision) benefit for income taxes             9.1        (6.7)
                                               --------    --------
    Income (loss) from Kern River                 (15.5)       11.4
                                               --------    --------
WCG:
   Loss from operations before income taxes          --      (271.3)
   Benefit for income taxes                          --        92.2
                                               --------    --------
    Loss from WCG                                    --      (179.1)
                                               --------    --------
Total loss from discontinued operations        $  (15.5)   $ (167.7)
                                               --------    --------

5.   PREFERRED DIVIDENDS

     Concurrent with the sale of Kern River to MEHC, Williams issued approximately 1.5 million shares of 9 7/8 percent cumulative convertible preferred stock to MEHC for $275 million. The terms of the preferred stock allow the holder to convert, at any time, one share of preferred stock into 10 shares of Williams' common stock at $18.75 per share. Preferred shares have a liquidation preference equal to the stated value of $187.50 per share plus any dividends accumulated and unpaid. Dividends on the preferred stock are payable quarterly.

     First-quarter 2002 preferred dividends include $69.4 million associated with the accounting for a convertible security with a beneficial conversion feature. This is accounted for as a noncash dividend (reduction to retained earnings) and results from the conversion price being less than the market price of Williams common stock on the issuance date of the preferred stock. The reduction in retained earnings was offset by an increase in capital in excess of par value.

6.   RECENT ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." Williams adopted this Statement effective January 1, 2002. This Statement addresses accounting and reporting standards for goodwill and other intangible assets. Under the provisions of this Statement, goodwill and intangible assets with indefinite useful lives are no longer amortized, but will be tested annually for impairment. During first-quarter 2002, application of the non-amortization provisions of this Statement applied to goodwill did not materially impact the comparability of the Consolidated Statement of Income. At March 31, 2002, Williams' other intangible assets were subject to amortization and were not material. During first-quarter 2002, there were no changes to the carrying value of goodwill and there were no additions to other intangible assets. During first-quarter 2002, Williams performed tests to determine whether any impairment of goodwill existed. As a result of these tests, it is management's opinion that there has not been any impairment of goodwill.



                                                              FIRST QUARTER 2002

                                                                 [WILLIAMS LOGO]

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS TO RECURRING EARNINGS
  (UNAUDITED)


                                                                           Three months ended
                                                                               March 31,
                                                                        ------------------------
(Dollars in millions, except for per-share amounts)                        2002          2001
---------------------------------------------------                     ----------    ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                $    123.2    $    366.9
PREFERRED STOCK DIVIDENDS                                                     69.7            --

INCOME (LOSS) FROM CONTINUING OPERATIONS
                                                                        ----------    ----------
   AVAILABLE TO COMMON STOCKHOLDERS                                     $     53.5    $    366.9

INCOME (LOSS) FROM CONTINUING OPERATIONS
   AVAILABLE TO COMMON STOCKHOLDERS FOR DILUTED EARNINGS PER SHARE      $     0.10    $     0.76


NONRECURRING ITEMS:
  Exploration & Production
    Gain on sale of E&P properties                                            (3.9)           --

  Petroleum Services
    Impairment of Touchstar business to fair value                              --          11.2

  Convertible preferred stock dividends*                                      69.4            --
  Estimated loss on realization of amounts due from WCG                      232.0            --
  Transaction costs - amortization of 1998 MAPCO merger-related costs           --           1.4
                                                                        ----------    ----------

TOTAL NONRECURRING ITEMS                                                     297.5          12.6

Tax effect for above items:                                                   83.5           5.0
                                                                        ----------    ----------
RECURRING EARNINGS                                                      $    267.5    $    374.5
                                                                        ==========    ==========

RECURRING DILUTED EARNINGS PER SHARE                                    $     0.51    $     0.77

WEIGHTED-AVERAGE SHARES - DILUTED (MILLIONS)                               521.240       483.310

*NO TAX BENEFIT